Biogold Fuels Corporation
Employment Agreement

This Employment Agreement (AAgreement@) is made and entered into this 1st day of May, 2008, (the “Effective Date”) by and between Biogold Fuels Corporation, a Nevada corporation and its subsidiaries (the ACompany@) and Steve Racoosin (AExecutive@).

A.	Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value.

B.	The Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement.

The Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby employs Executive as Chief Executive Officer of the Company. For the term of Executive=s employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.

2. Term. The term of Executive's employment hereunder shall be for a period of three (3) years, commencing on the Effective Date, and continuing for a period of three years from the Effective Date, subject to the termination provisions contained herein. If the parties mutually agree, the term shall be renewed for additional three year periods.

3. Position and Duties.

3.1. Services with the Company. During the term of this Agreement, Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company's Board of Directors (the "Board"). Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are brought to his notice or of which he should be reasonably aware.

3.2. No Conflicting Duties. Executive shall devote sufficient productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. Except for vacations as provided herein and absences due to temporary illness, under an approved leave, or as required by applicable law, Executive agrees to devote his best efforts, and energies on a full time basis during the Employment Period to the performance of his duties hereunder and to advance the Company’s interests. Notwithstanding the foregoing, Executive acknowledges during his employment with the Company, Executive may engage in any other business activity, whether or not such business activity is pursued for profit, or other pecuniary advantage, including, without limitation, personal investments, conducting private business affairs, participating on boards of nonprofit foundations and similar activities which, in each such case, do not materially interfere with the services rendered by Executive under this Agreement.

3.3. Uniqueness of Executive's Services. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value. Executive recognizes the uniqueness of the services he provides to the Company and realizes the Company may elect to purchase a life insurance policy to protect against Executive=s death for the benefit of the Company. In such event, Executive shall reasonably cooperate and take all steps necessary to assist Company in acquiring such policy or policies.

4. Compensation.

4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay according to its normal payroll procedures and policies to Executive a base annual salary of (“Base Salary”):

a)
Two Hundred Seventy Five Thousand Dollars ($275,000) to be accrued in part until the Company receives at least $400,000 in additional funding after the Effective Date and then the salary shall be paid out;

b)	Three Hundred Seventy Five Thousand Dollars ($375,000) upon completion and operation of the Company’s first waste to energy plant.

Executive's Base Salary shall be reviewed at least annually; however, the Company shall not reduce the Executive’s Base Salary at any time during this Agreement.

4.2 Options. In addition to the annual base salary set forth in Section 4.1 above, the Board may, in its sole discretion, award Executive bonus compensation in the form of stock options or stock awards under the Company’s then current employee stock option plan at intervals throughout the term of this Agreement and any renewal terms.

4.3. Cash Incentive Bonus. The Company shall pay Executive an annual cash bonus (ACash Bonus@). The Board of Directors shall set the Cash Bonus in a fair and reasonable manner. Said Cash Bonus may be equal to up to seventy percent (70%) of Executive’s Base Salary. The Cash Bonus is subject to semi-annual review by the Board of Directors and shall be payable in semi-annual installments.

4.4 Expenses. The Company shall reimburse Executive for all reasonable pre-approved business or travel expenses and office related expenses incurred by Executive in the performance of his duties; including but not limited to: airfare, motor vehicle rental, lodging, meals, telephone, copy costs, and supplies.

4.5  Mobile Telephone. The Company will provide Executive with the exclusive use of a mobile (cellular and/or digital) telephone. Such use shall be reasonable in nature and will be predominately for business purposes.

4.6 Auto Allowance. The Company shall pay Executive a monthly allowance of $850 for a vehicle and related auto expenses.

 4.7 Stock and Option Registration Rights. In the event the Company conducts a public offering of the Company=s shares, the Company shall provide Executive with registration rights to all shares, warrants and options which Executive then holds or otherwise directly or constructively owns.

5. Vacation, Sick Leave and Insurance

5.1 Annual Vacation. Executive shall be entitled to fifteen (15) days vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Vacation days will accrue at the rate of one and one quarter (1.25) days per each month of service rendered, which accrual shall start effective January 1, 2008. Any earned but unused vacation time will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months (12) upon termination or expiration of this Agreement.

5.2. Sick Leave. Executive shall be entitled to twelve (12) days sick leave each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Sick leave days will accrue at the rate of one (1) day per each month of service rendered. Any earned but unused sick leave will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.

5.3. Health Insurance. The Company shall use its best efforts to provide Executive and his immediate family members with comprehensive PPO or POS health insurance benefits which shall cover medical, dental and vision.

6. Compensation Upon the Termination of Executive's Employment.

6.1 Compensation Upon Termination For Good Reason or Not For Cause. In the event this Agreement is terminated by Company prior to its expiration for any reason except for Cause, as defined below, Executive shall be entitled to receive Executive's then current Base Salary for a period of three years following the date upon which he was terminated plus a three million dollar ($3,000,000) cash severance payment. Further, Executive shall retain all rights to vested shares and stock options, and all other rights earned during his term of employment under sections 4.2, 4.3, 4.4, 4.5, 4.6, and 4.7of this Agreement and any shares and options owned by Executive shall be registered by the Company with the US Securities and Exchange Commission.

The benefits provided for in this provision are exclusive of any other rights or remedies which Executive would possess in the event the Company terminates the Agreement without cause. The Company agrees that in the event it terminates Executive=s employment without cause, Executive retains all rights and remedies available under the law, and the Company will not urge or otherwise argue or assert in any legal, including judicial or arbitration, proceeding that any provision of this Agreement as constitutes a waiver of rights by Executive.

6.2 Compensation Upon Termination Upon Death. In the event that Executive's employment is terminated pursuant to section 10.2, Executive's beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through sixty (365) days after the date of his death.

6.3 Compensation Upon Termination Upon Disability. In the event that Executive’s employment is terminated pursuant to section 10.1, Executive shall be entitled to receive Executive’s then current Base Salary through three hundred sixty five (365) days after the date of his disability.

7. Proprietary Matter. Except as permitted or directed by the Company, Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary Matter") which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

8. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

9. Solicitation of Employees.

9.1. Agreement Not to Solicit Employees. During his employment by the Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed full time by the Company.

10. Termination Prior to Expiration of the Term.

10.1  Disability. Executive's employment shall terminate upon Executive becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable.

10.2   Death of Executive.  Executive's employment shall terminate immediately upon the death of Execu tive.

10.3  Termination for Cause. The Company may terminate Executive's employment for ACause" (as hereinafter defined). No termination for ACause@ may be invoked by Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company's basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice.

10.3.1. Cause Defined. For the purpose of this section, the termination of this Agreement by Company for any of the following reasons shall be considered termination for Cause:

(i)  Conviction of a criminal act involving fraud, embezzlement or breach of trust or other act which would prohibit Executive from holding his position under the rules of the Securities and Exchange Commission.

(ii) Willful, knowing and malicious violation of written corporate policy or rules of the Company.

(iii) Willful, knowing and malicious misuse, misappropriation, or disclosure of any of the Proprietary Matters.

(iv) Misappropriation, concealment, or conversion of any money or property of the Company.

(v) Being: i) under the habitual influence of intoxicating liquors while in the course of employment, or ii) under the influence of any controlled substance without a valid prescription.

(vi) Intentional and non-trivial damage or destruction of property of the Company. For purposes of this provision non-trivial is defined to mean damage occurring in the course of a single act or occurrence in an amount exceeding five thousand dollars ($ 5,000).

(vii) Reckless and wanton conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

(viii) Continued incapacity for more than 180 days on the part of Executive to perform his duties, unless waived by the Company.

(ix) Intentional or negligent misrepresentation of facts or circumstances about the Executive, the Company, or the Company’s operations to the Board.

10.4  Termination of Employment By Executive for Good Reason. Notwithstanding any other provisions of this Agreement, Executive may terminate his employment immediately, at any time, for any reason on or after a Change in Control as defined below, or for good reason. For purposes of this Agreement, “Good Reason” shall include:

(i)
Assignment by Company to Executive of any duties inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth in this Agreement, but excluding any isolated, insubstantial or inadvertent action not taken in bad faith which was promptly remedied by Company after receipt of notice by Executive;

(ii)
Reduction by Company of Executive’s base salary during the Term from that provided in paragraph 4.1 of this Agreement. However, the accrual of Executive’s salary accrued pursuant to paragraph 4.1 does not constitute a reduction in pay;

(iii)
In the event that there is a successor to Company, the failure of Company to obtain an agreement from any such successor that is satisfactory to Executive to perform the obligations of Company under this Agreement;

(iv)	Failure of Company to fulfill any of its other obligations to Executive under this Agreement; and

(v)	Inability of the Executive to fulfill his duties for health reasons.

For purposes of this Agreement, “Change in Control” shall mean (A) the dissolution or liquidation of the Company; (B) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (C) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (D) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (E) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (2/3) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve (12) month period.

10.5  Voluntary Termination of Employment By Executive For Other than Good Reason. Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice for other than Good Reason. Executive shall not be entitled to any further payments of compensation beyond Executive’s resignation date if Executive voluntarily resigns under this Section 10.5.

10.6.  Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

10.7 Additional Payments by Company. In the event that any payments under this Agreement or any other compensation, benefit or other amounts payable from the Company for the benefit of Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and the Company shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 5.3 and Excise Tax upon the payment provided for by this Section 5.3), shall be equal to the amount Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company’s independent auditors, provided such person is reasonably acceptable to Executive (“Tax Counsel”), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify Executive of its determination. The Company and Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company’s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 5.3 and an amount equal to the tax on such amounts at Executive’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means Executive’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, all at the highest marginal rate of taxation in the country and state of Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.”

11.  Assignment/Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party except that Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation or other entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

12.  Indemnification. The company shall indemnify Executive as provided in the California Corporations Code, Company Articles or Company's Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company's Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive. The Parties are concurrently entering into a separate indemnification agreement to provide indemnification for the Executive, attached hereto at Exhibit A (the “Indemnification Agreement”).

13. Miscellaneous.

13.1  Governing Law. This Agreement is made under and shall be government by and construed in accordance with the laws of the State of California.

13.2  Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter with the exception of the Indemnification Agreement which is incorporated by reference, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Any dispute(s) or differences(s) which arise during the course of this Agreement and which either involve its interpretation or meaning, or relate to performance required hereunder shall be submitted to and resolved by binding arbitration; provided, however, that the parties are not waiving and are expressly reserving their right to seek injunctive relief by judicial process. Nevertheless, the parties may, by subsequent consent, agree to submit requests for injunctive relief to an arbitrator or arbitration panel. If either party shall, in the opinion of the other party, be in breach of or default in the performance or observance of any term or condition of this Agreement, the non-defaulting party shall notify the defaulting party in writing of such fact, and the defaulting party shall have ten (10) days from the receipt of such notice to remedy or correct such breach or default. If the non-defaulting party asserts that the breach or default has not been timely and properly cured, it may commence arbitration as described herein and ask the arbitrator to deem this Agreement terminated and/or grant such relief as is shown appropriate. In the event the parties are unable to agree upon an arbitrator to hear and resolve their differences (hereinafter the ADispute@), each party shall designate one person licensed as an attorney in California. Said two attorneys shall select the neutral arbitrator. Unless agreed upon by the parties to the contrary, arbitration shall be by a single, neutral arbitrator (hereinafter, the AArbitrator@). If the two designated attorneys cannot agree on the selection of the Arbitrator, the attorneys shall each select one arbitrator. The two arbitrators so selected shall then confer and jointly select a third arbitrator who shall preside over the parties= dispute as Arbitrator. The Arbitrator shall have the full and absolute authority to interpret this Agreement, to deem conduct by the parties as either in compliance with or in breach of this Agreement, to terminate this Agreement, and (if a breach is found) to award appropriate damages or relief. The Dispute shall be settled in accordance with then existing substantive law and, to the fullest extent possible, with California substantive law. While evidence may be accepted, omitted, considered or excluded in the discretion of the Arbitrator, the Arbitrator shall be bound by the California rules of evidence and by the California Arbitration Act (CCP 1280 et seq.). The final decision of the Arbitrator shall be served on the parties, in writing, within twenty (20) days after conclusion of the arbitration hearing. The Arbitrator=s decision shall be binding and conclusive. Neither party shall pursue, prosecute or otherwise file any legal action or proceeding (other than to seek injunctive relief as described above). Except as provided in CCP 1286.2, no appeal shall be taken from the Arbitrator=s decision or from any subsequent court order confirming said decision. The parties shall equally advance the costs incurred by arbitration. The Arbitrator, however, shall have the discretion to award such costs as well as attorneys= fees to the party prevailing in the arbitration proceedings.

13.3  Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

      13.5 No Wavier. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.7 Survival. Sections 4.7, 7, 8, and 9 shall survive termination of this Agreement.

13.8 Notices. Any and all notices, requests or other communications required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person=s or entity=s last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.

13.9 Legal Proceedings. In the event of legal proceedings, including arbitration as set forth in Section 13.2 above, the prevailing party shall be entitled, in addition to such relief as is deemed to be appropriate, to recover such costs and reasonable attorneys= fees as are incurred therein.

13.10 Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

This Agreement is executed on the Effective Date at Los Angeles, California.

Company:	Executive:

By: /s/ Walter Wendland	/s/ Steve Racoosin
Title: Director	Steve Racoosin

Exhibit A

Indemnification Agreement